Bill Wells - Media

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SpectRx, Inc. CEO to Retire

Norcross, GA (April 16, 2007) -- SpectRx, Inc. (OTCBB: SPRX) Chairman and Chief Executive Officer Mark A. Samuels today announced he plans to retire as CEO and interim Chief Financial Officer of the company in 2007. The planned retirement will be effective upon the appointment of a successor. Mr. Samuels plans to remain a director of the Company.

"Now that we have refocused the company on our non-invasive cancer detection opportunity, refinanced the majority of the company's debt and made substantial progress on several key transactions and critical tasks, I wish to retire from management of the company to pursue other opportunities," Mr. Samuels said. "I plan to work with the board of directors to help identify the appropriate successor and implement a successful transition plan."

"The search for a new chief executive officer of the company should be completed this year," Mr. Samuels said. "I believe it is in the best interest of the Company to seek new leadership with a track history in successfully launching products, such as our cervical cancer detection device and experience in high sales growth to make sure that we can provide the greatest possible opportunity for our shareholders."

"The work ahead is challenging and I plan to remain on the board, subject to continuing approval by the shareholders, and help close several pending transactions. I also want to help focus the Company on accelerating the development and commercialization of our non-invasive cervical cancer detection technology," Mr. Samuels said.

"I have enjoyed working with the board of directors, management team and employees of the company over the years. As co-founder of the company and a stockholder, I look forward to seeing the company achieve success," Mr. Samuels said.

About SpectRx, Inc. -

SpectRx, Inc. (OTCBB: SPRX) is developing a rapid and painless test for the early detection of disease that leads to cervical cancer. The technology is designed to quickly eliminate false positive Pap and HPV results and discover cervical disease missed by existing tests. Unlike Pap and HPV tests, the device does not require a painful tissue sample and results are known immediately.

The SpectRx non-invasive cervical cancer detection test uses light to scan the cervix for disease. The test is designed to be painless and to provide results immediately. It is also designed to be performed by a technician, freeing the physician to see other patients. The system consists of a base unit and a single-patient-use disposable calibration and patient interface. The test is currently undergoing the U.S. Food and Drug Administration pivotal clinical trial necessary to apply for regulatory approval. The test could reduce unnecessary cervical biopsies by 55%, while accurately detecting disease, according to results of a study published in the January 2007 edition of the Journal of Lower Genital Tract Disease.

For more information, visit web sites www.spectrx.com, www.guidedtherapeutics.com or www.simplechoice.com.

The SpectRx Non-invasive Cervical Cancer Detection Device is an investigational device and is limited by federal law to investigational use.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading "Risk Factors" in SpectRx's reports filed with the SEC, including SpectRx's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as amended, and subsequent quarterly reports.

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